EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
October 2, 2018		(919) 716-2716

FIRST CITIZENS BANK COMPLETES MERGER WITH
CAPITAL COMMERCE BANCORP INC., SECURANT BANK

RALEIGH, N.C. - First-Citizens Bank & Trust Company (First Citizens Bank) announced that the merger of Capital Commerce Bancorp, Inc. and its subsidiary, Securant Bank & Trust, into First Citizens Bank is effective today (Oct. 2).

The four Securant Bank branch offices will initially operate as Securant Bank, a division of First Citizens Bank. Customers should bank as they normally do at their existing branches. Securant Bank customer accounts will be converted to First Citizens Bank’s systems and new First Citizens signage will be installed at a later date.

Frank B. Holding Jr., chairman and CEO of First Citizens Bank, said: “Our merger with Securant Bank allows us to further grow our presence in the Milwaukee area. We’ll be bringing a variety of compelling services and offerings with us. In addition to retail banking, our 120 years of deep business and commercial banking experience will complement Securant’s own expertise in this area. We look forward to getting to know Securant Bank customers as we build on a strong foundation in Wisconsin.”

On Sept. 6, the shareholders of Wisconsin-based Capital Commerce voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens Bank. The merger was also approved by the Federal Deposit Insurance Corp., the North Carolina Commissioner of Banks and the Wisconsin Department of Financial Institutions.

Securant Bank customers should continue to use their current checks and cards. They will still have online and mobile access to their accounts. Customers with questions about their accounts can contact a representative at any of the Securant Bank division branches or call 800.980.9277 from 8:30 a.m. to 5 p.m., Monday through Friday. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center, 1.888.323.4732, between 7:00 a.m. and 11:00 p.m. Eastern time daily.

The completed merger will enhance First Citizens Bank’s operations in Wisconsin, specifically in the Greater Milwaukee area. The merger adds the four Securant Bank division branches to the 10 locations currently operated by First Citizens Bank in the market. The Securant offices are located in Hartland, Milwaukee, Menomonee Falls and Slinger.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $35 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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